Exhibit 5.1





                                            August 9, 2004

Delphi Financial Group, Inc.
1105 North Market Street, Suite 1230
Wilmington, Delaware 19899

Ladies and Gentlemen:

     I am Vice President, Secretary and General Counsel of Delphi Financial Group, Inc., a Delaware corporation (the "Company"), and am rendering this opinion in connection with a registration statement on Form S-3 (the "Registration Statement") being filed today by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed sale by the selling shareholders named therein of up to 357,722 shares of the Company's Class A common stock, $0.01 par value (the "Shares"), subject to acquisition pursuant to options (the "Options") previously granted under the Company's Long-Term Performance-Based Incentive Compensation Plan, as amended to date (the "Plan").

     As Vice President, Secretary and General Counsel of the Company, I have examined and am familiar with the Restated Certificate of Incorporation of the Company, as amended, and the Restated and Amended By-Laws of the Company. I am also familiar with the corporate proceedings of the Board of Directors of the Company to authorize the filing of the Registration Statement and to adopt the Plan.

     In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion. In connection therewith, I have assumed the genuineness of all signatures on all documents examined by me; the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies; that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; that a prospectus will



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have been filed with the Securities and Exchange Commission describing the
Shares offered thereby; and that the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. The Shares, when issued pursuant to the exercise of the Options for consideration equal to the exercise price of $18.794 per share, will be validly issued, fully paid and nonassessable.

     3. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement. Such consent should not be construed to mean that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,


                                    /s/ Chad W. Coulter
                                    ---------------------------------
                                    Chad W. Coulter
                                    Vice President, Secretary and
                                      General Counsel